Exhibit 3.49(b)
CERTIFICATE OF AMENDMENT

OF THE

ARTICLES OF INCORPORATION

OF

QTV HOLDINGS, INC.

      Pursuant to the provisions of the Business Act of 1988 of the State of Pennsylvania, we, the undersigned, being respectively the President and Secretary of QTV Holdings, Inc., a Pennsylvania Corporation, certify that:
      FIRST: The Certificate of Incorporation is hereby amended by striking out Article One which describes the name of the corporation, and by replacing it with the following new Article:

FIRST: The name of the corporation (hereinafter “Corporation”) is PD Recovery, Inc.
      SECOND: The Certificate of Incorporation is hereby amended by striking out Article Two which describes the registered office of the Corporation in the Commonwealth of Pennsylvania, and by replacing it with the following new Article:

SECOND: The address of initial registered office of the Corporation in the Commonwealth of Pennsylvania is CT Corporation, 1635 Market Street, 11th Floor, Philadelphia, PA 19103. The registered office of the Corporation in the Commonwealth of Pennsylvania shall be deemed for venue and official publication purposes to be located in Philadelphia County.
      IN WITNESS WHEREOF, the undersigned have subscribed this documentation as of the 1st day of March, 2004, and do hereby affirm, under the penalties of perjury, that the statements contained therein have been examined by us and are true and correct.

/s/ Donald F. Gayhardt
Donald F. Gayhardt President
Attest:

/s/ Peter Sokolowski
Peter Sokolowski
Secretary